EXHIBIT 11

CALCULATIONS OF EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE AND EARNINGS (LOSS) PER COMMON SHARE ASSUMING FULL DILUTION

(Amounts  in thousands, except per share amounts)


                                Common and Common
Twelve  Months Ended September 30, 1997                            Equivalent
----------------------------------------------------------- --------------------------
Net loss available to common stockholders..............                             $(67,811)
Weighted average number of shares outstanding.......                               13,432
Loss per common share....................................                                       $    (5.05)

Four Months Ended September 30, 1996
----------------------------------------------------------- --------------------------
Net loss available to common stockholders..............                             $(22,009)
Weighted average number of shares outstanding.......                               10,034
Loss per common share....................................                                       $    (2.19)


Due to the implementation of the Reorganization and Fresh Start Reporting, per share data for the Predecessor Company has been excluded because the information is not comparable.


EXHIBIT 21
SIGNIFICANT SUBSIDIARIES OF ANACOMP, INC.

                                                 Percentage of
                            State or  Country    Voting Securities
Name                         of Incorporation        Owned *

Anacomp, GmbH..............   Germany                100%
Anacomp, Ltd.                 United Kingdom         100%
Anacomp, S.A...............   France                 100%
Xidex (U.K.) Ltd...........   United Kingdom         100%

* Directly or indirectly